Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-208684) pertaining to the 2013 Long-Term Incentive Compensation Plan, 2004 Long-Term Incentive Compensation Plan, 2002 Long-Term Incentive Compensation Plan, 1999 Long-Term Incentive Compensation Plan, 1995 Long-Term Incentive Plan, and Savings and Retirement Plan of Starwood Hotels and Resorts Worldwide.;

(2)	Registration Statement (Form S-8 No. 333-209589) pertaining to the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust;

(3)	Registration Statement (Form S-8 No. 333-209587) pertaining to the Marriott International, Inc. Executive Deferred Compensation Plan;

(4)	Registration Statement (Form S-8 No. 333-202173) pertaining to the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust;

(5)	Registration Statement (Form S-8 No. 333-36388) pertaining to the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan;

(6)	Registration Statement (Form S-8 No. 333-58747) pertaining to the Marriott International, Inc. Employee Stock Purchase Plan;

(7)
Registration Statement (Form S-8 No. 333-161194) pertaining to the Marriott International, Inc. Stock and Cash Incentive Plan, as amended and Marriott International, Inc. Executive Deferred Compensation Plan, as amended; and

(8)	Registration Statement (Form S-3 ASR No. 333-202172) of Marriott International, Inc.

of our reports dated February 21, 2017, with respect to the consolidated financial statements of Marriott International, Inc., and the effectiveness of internal control over financial reporting of Marriott International, Inc., included in this Annual Report (Form 10-K) of Marriott International, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
February 21, 2017